SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
Crawford & Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 28, 2006
Dear Shareholder:
       You are cordially invited to attend the Company’s 2006 Annual Meeting of Shareholders which will be held on Tuesday, May 2, 2006, beginning at 2:00 p.m. at the Company’s headquarters, 5620 Glenridge Drive, N.E., Atlanta, Georgia, 30342.
       The official Notice of Annual Meeting of Shareholders, Proxy Statement and form of Proxy are included with this letter and contain information about the meeting and the various matters on which the shareholders will act.
       As is our custom, a brief report will be made at this meeting on the Company’s 2005 activities and the outlook for 2006. We hope you will be able to attend the meeting. Whether or not you plan to attend, it is important that you sign and return your Proxy promptly, as your vote is important to the Company.
       On behalf of our Board of Directors, officers, and employees, we wish to thank you for your continued interest in and support of Crawford & Company.

Sincerely,

Thomas W. Crawford,
President and Chief Executive Officer

TABLE OF CONTENTS

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
VOTING AT THE ANNUAL MEETING
PROPOSAL 1 -- ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES
PENSION PLAN TABLE
EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS
REPORT OF THE NOMINATING/CORPORATE GOVERNANCE/COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
STOCK OWNERSHIP INFORMATION
INFORMATION WITH RESPECT TO CERTAIN BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS
EQUITY COMPENSATION PLANS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
FIVE YEAR COMPARATIVE STOCK PERFORMANCE GRAPH
PROPOSAL 2 -- TO APPROVE THE AMENDED AND RESTATED CRAWFORD & COMPANY U. K. SHARESAVE SCHEME
PROPOSAL 3 -- RATIFICATION OF INDEPENDENT AUDITORS
AUDIT COMMITTEE REPORT
FORM 10-K
SHAREHOLDER PROPOSALS
OTHER MATTERS
EXPENSES OF SOLICITATION
Crawford & Company
P.O. Box 5047
Atlanta, Georgia 30302

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 2, 2006

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Crawford & Company (the “Company”) will be held in the Home Office Building of the Company, 5620 Glenridge Drive, N.E., Atlanta, Georgia, 30342, on Tuesday, May 2, 2006, at 2:00 p.m. local time, for the following purposes:

1. To elect nine (9) Directors to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified;

2. To authorize an increase in the number of shares of Class A Common Stock available for issuance under the Crawford & Company U. K. Sharesave Scheme by an additional 500,000 shares;

3. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the 2006 fiscal year; and

4. To transact any and all other such business as may properly come before the meeting or any adjournment or postponement thereof.
      Information relating to the above matters is set forth in the accompanying Proxy Statement dated March 28, 2006. Only shareholders of record of Class B Common Stock of the Company as of the close of business on March 6, 2006 will be entitled to vote at the meeting and any adjournment or postponement thereof.

By Order of The Board of Directors,

Allen W. Nelson,
Secretary
Atlanta, Georgia
March 28, 2006
      It is important that your shares of Class B Common Stock be represented at the Meeting whether or not you are personally able to be present. Accordingly, if you do not plan to attend the Meeting, please complete and sign the enclosed Proxy and return it in the accompanying postage prepaid envelope.
      This Proxy is solicited by the Board of Directors. Proxies are not being solicited with respect to the shares of Class A Common Stock of the Company.

Crawford & Company
P.O. Box 5047
Atlanta, Georgia 30302

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To be Held on May 2, 2006
       You are receiving this Proxy Statement and the accompanying Proxy Card (“Proxy”) from us because you own shares of common stock in Crawford & Company (the “Company”). Only shareholders of Class B Common Stock of the Company are entitled to vote. The Proxy Statement describes the proposals on which we would like you to vote. It also gives you information so that you can make an informed voting decision. We first mailed this Proxy Statement and the form of Proxy to shareholders on or about March 28, 2006. The Annual Report of the Company for the fiscal year ended December 31, 2005 is also enclosed herewith.
VOTING AT THE ANNUAL MEETING
Date, Time and Place of the Annual Meeting
      The Annual Meeting of Shareholders will be held in the Home Office Building of the Company, located at 5620 Glenridge Drive, N.E., Atlanta, Georgia, on Tuesday, May 2, 2006 at 2:00 p.m., local time, and any adjournment or postponement thereof.
Who May Vote
      Only shareholders of record of Class B Common Stock of the Company as of the close of business on March 6, 2006 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of that date, the Company had outstanding 24,697,172 shares of Class B Common Stock, each share being entitled to one vote.
      Additionally, for information only, this Proxy Statement is being mailed to shareholders of Class A Common Stock of the Company as of the Record Date. Shares of Class A Common Stock are not entitled to vote at the Annual Meeting of Shareholders. Accordingly, no Proxy is being requested and no Proxy should be sent with respect to such shares.
Quorum for the Annual Meeting and Votes Required
      A majority of the issued and outstanding shares of Class B Common Stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at such meeting. Proxies voted to withhold authority, abstentions and broker non-votes will be treated as present for purposes of determining the presence of a quorum.
      Each share of Class B Common Stock is entitled to cast an affirmative vote for up to nine (9) Director nominees. Cumulative voting is not permitted. The nine nominees for Director who receive the highest number of votes cast, in person or by Proxy, at the Annual Meeting will be elected Directors. Votes withheld, abstentions, and broker non-votes, will have no effect on the outcome of the election of Directors.
      The vote required under Georgia law for the proposal to authorize the increase by 500,000 in the number of shares of Class A Common Stock available for issuance under the Crawford & Company U. K. Sharesave Scheme is a majority of the shares of Class B Common Stock present in person or represented by Proxy. For this purpose, abstentions are neither counted as votes cast for or against this proposal. In addition, to satisfy the New York Stock Exchange (“NYSE”) listing standards, the proposal must also receive the affirmative vote of a majority of the votes cast on this proposal provided that the total number of votes cast on this matter represents greater than 50% of the Company’s outstanding shares entitled to vote. For purposes of the NYSE listing standard, abstentions are counted as votes cast on this proposal and, as a result have the same effect as a vote against the proposal. The vote required for the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the year 2006 is a majority of the shares of Class B Common Stock present in person or represented by Proxy.
How to Vote
      You may attend the Annual Meeting and vote your shares in person, or you may choose to submit your proxies by any of the following methods:

•	Voting by Mail. If you choose to vote by mail, simply complete the enclosed Proxy, date and sign it, and return it in the postage-paid envelope provided. Your shares will be voted in accordance with the instructions on your Proxy unless it is revoked. If you sign your Proxy and return it without marking any voting instructions, your shares will be voted FOR the election of all Director nominees, FOR the authorization of the increase by 500,000 in the number of shares of Class A Common Stock available for issuance under the Crawford & Company U. K. Sharesave Scheme, FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for 2006, and in the discretion of the persons named as proxies on all other matters that may come before the Annual Meeting or any adjournment or postponement thereof.

•	Voting by Telephone. You may vote your shares by telephone by calling the toll-free telephone number provided on the Proxy. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the Proxy. The procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your Proxy.

•	Voting by Internet. You also may vote your shares through the Internet by signing on to the website identified on the Proxy and following the procedures described in the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the Proxy. The procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by Internet, you should not return your Proxy.
      If you are a shareholder whose shares are held in a “street name”, (i.e., in the name of a broker, bank or other record holder), you must either direct the record holder of your shares how to vote your shares or obtain a Proxy, executed in your favor, from the record holder to be able to vote at the Annual Meeting.
      The Company encourages shareholders who hold shares in a street name to provide instruction to that record holder by voting their Proxy. Providing voting instructions ensures that shares will be voted at the meeting. If shares are held through a brokerage account, the brokerage firm under certain circumstances, may vote the shares without instructions. On certain “routine” matters, such as the election of directors, brokerage firms have authority under NYSE rules to vote their customers’ shares if the customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter. The proposal relating to the election of directors and the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the year 2006 are routine matters.
      On “non-routine” matters, if the brokerage firm has not received voting instructions from the shareholder, the brokerage firm cannot vote the shares on that proposal, which is considered a “broker non-vote.” Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the meeting but not for determining the number of shares voted for or against the non-routine matter. The proposal to authorize the increase by 500,000 in the number of Class A Common Stock shares available for issuance under the Crawford & Company U.K. Sharesave Scheme is a non-routine matter.
      Any shareholder giving a Proxy has the power to revoke it at any time before it is voted by the execution of another Proxy bearing a later date or by written notification to the Secretary of the Company. Shareholders who are present at the Annual Meeting may revoke their Proxy and vote in person if they so desire.

PROPOSAL 1 — ELECTION OF DIRECTORS
Nominees and Voting
      The Board of Directors of the Company has fixed the number of Directors constituting the full Board at nine and has nominated the nine persons listed below as Directors, to hold office until the next Annual Meeting and until their successors are elected and qualified. Each nominee, except P. George Benson, was elected by the shareholders at the last Annual Meeting on April 26, 2005. Mr. Benson is a member of the present Board of Directors and was elected by the Board on July 26, 2005 to become a director effective as of September 1, 2005. Mr. Benson was recommended to the Board by Thomas W. Crawford. If, at the time of the Annual Meeting, any of the nominees should be unable to serve, the persons named in the Proxy will vote for substitute nominees selected by the Board of Directors. The Company has no reason to believe that any of the nominees will not be available for election as a Director.
Nominee Information
      The following table gives certain information as to each person nominated by the Board of Directors for election as a Director:

			Director
Name	Age	Principal Occupation And Directorships	Since

J. Hicks Lanier	65	Chairman of the Board and Chief Executive Officer of Oxford Industries, Inc., a manufacturer of apparel products; Director of Genuine Parts Company, and SunTrust Banks, Inc.	1976
Jesse C. Crawford	57	President of Crawford Communications, Inc., a full-service provider of teleproduction services including audio/video production and post production, multimedia title design, satellite services, animation, and special effects.	1986
Larry L. Prince	67	Chairman of the Executive Committee of the Board of Directors of Genuine Parts Company, a service organization engaged in automotive and industrial parts and office products distribution; Director of Equifax, Inc., SunTrust Banks, Inc., and John H. Harland Co.	1987
E. Jenner Wood, III	54	Chairman of the Board, President and Chief Executive Officer of SunTrust Bank, Central Group; Director of Oxford Industries, Inc., and Georgia Power Company	1997
Clarence H. Ridley	63	Chairman of the Board of Haverty Furniture Companies, Inc. a furniture retailer, Director of STI Classic Funds and Variable Trust.	2004
Robert T. Johnson	70	Retired Partner of Arthur Andersen LLP.	2004
James D. Edwards	62	Retired Partner of Arthur Andersen LLP, Director of IMS Health Incorporated, Transcend Services, Inc., and Huron Consulting Group, Inc.	2005
Thomas W. Crawford	63	President and Chief Executive Officer of the Company.	2005
P. George Benson	59	Dean of the Terry College of Business at the University of Georgia, Director of Nutrition 21, Inc., and AGCO, Inc.	2005
      Mr. Prince retired as Chairman of the Board of Genuine Parts Company March 31, 2005, a position he had held since 1990. He was also Chief Executive Officer of Genuine Parts Company from 1990 until August 2004. Mr. Wood was appointed to his present position in June 2002, was appointed Chairman of the Board, President and Chief Executive Officer of SunTrust Bank, Georgia in March 2001, was appointed President in October 2000 and for more than five years prior to that appointment served in executive management positions with SunTrust Banks. Mr. Johnson retired as a partner of Arthur Andersen LLP in 1993. Mr. Edwards retired in April 2002 as managing partner-global markets of Arthur Andersen LLP, a position he had held since 1998. Mr. Thomas W. Crawford was appointed President and Chief Executive Officer of the Company on September 1, 2004. From June 1998 until his retirement in January 2003 he was President of the Retail Distribution division of Prudential Financial, Inc., and from May 2004 until September 2004 he was

Chairman of The Bodie Group, Inc., a business consulting firm. The principal occupation or employment of each of the other nominees during the past five years has been as indicated in the above table.
      The Board has determined, pursuant to the listing standards of the NYSE, that all Directors standing for election are independent for purposes of serving on the Board of Directors, except Thomas W. Crawford. The companies with which Mr. Prince and Mr. Wood are affiliated, Genuine Parts Company and SunTrust Banks, Inc., respectively, are customers of the Company and the Company is a customer of SunTrust Banks, Inc. The Board has determined that the payments to the Company or from the Company with respect to Genuine Parts Company and SunTrust Banks, Inc., as a percentage of either entities’ consolidated gross revenue are immaterial as affecting each director’s independence. In addition, SunTrust Banks, Inc. is a lender to the Company. The Board has determined that these loans do not affect the independence of Mr. Wood, since the annual repayments and interest payments on the loans by the Company, and the outstanding total loan balance itself, are not material when compared to the consolidated gross annual revenues of SunTrust Banks, Inc. For purposes of the Company’s Audit Committee, Mr. Johnson, Mr. Lanier, and Mr. Prince are independent under the NYSE listing standards and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, and Mr. Johnson is an Audit Committee Financial Expert as defined by Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934. There are no family relationships among the director nominees.
Standing Committees and Attendance at Board and Committee Meetings
      The Board of Directors has three standing committees. The Executive Committee consists of Jesse C. Crawford as Chairman, and Larry L. Prince and E. Jenner Wood, III as members. The Audit Committee consists of Robert T. Johnson as Chairman, and J. Hicks Lanier and Larry L. Prince as members. The Nominating/ Corporate Governance/ Compensation Committee consists of J. Hicks Lanier as Chairman, and E. Jenner Wood, III, Clarence H. Ridley and since February 7, 2006, James D. Edwards and P. George Benson as members. Mr. Robert T. Johnson was a member of the Nominating/ Corporate Governance/ Compensation Committee from April 27, 2004 to February 7, 2006.
      The Executive Committee may exercise all the authority of the Board of Directors between its meetings with respect to all matters not specifically reserved by law to the Board of Directors. The Executive Committee held five meetings during 2005.
      The Audit Committee appoints or discharges the Company’s independent auditors, reviews with the independent auditors the audit plan and results of the audit engagement, reviews the scope and results of the Company’s internal auditing procedures and the adequacy of its accounting controls, approves professional services provided by the independent auditors, reviews the independence of the independent auditors, and approves the independent auditor’s audit and non-audit fees. The Committee has adopted a written charter, approved by the Board of Directors. The Audit Committee held five meetings during 2005.
      The Nominating/ Corporate Governance/ Compensation Committee actively reviews and selects director nominees for the Board, advises and makes recommendations to the Board on all matters concerning corporate governance and directorship practices and formulates and approves salaries, grants of stock options and other compensation to the Chief Executive Officer and, upon recommendation by the Chief Executive Officer, salaries, grants of stock options and other compensation for all other officers of the Company. The Board of Directors has determined that all members of the Nominating/ Corporate Governance/ Compensation Committee are independent pursuant to the NYSE Listing Rules. The Nominating/ Corporate Governance/ Compensation Committee has adopted a written charter, approved by the Board of Directors. The Nominating/ Corporate Governance/ Compensation Committee identifies and evaluates nominees for director according to the guidelines stated in this written charter. This Committee held four meetings in 2005.
      Non-management and independent directors meet regularly without management participation. During 2005 there were four such meetings. The Presiding Director for each of these meeting was Jesse C. Crawford.
      During 2005, the Board of Directors held six meetings. Each of the Company’s Directors attended at least seventy-five percent (75%) of the aggregate number of meetings of the Board of Directors and committees thereof of which such Director was a member, with the exception of Clarence H. Ridley, who attended 70%.

      The Company’s Corporate Governance Guidelines, Committee Charters, and Code of Business Conduct are available on its website at www.crawfordandcompany.com and are available without charge in print to any shareholder who makes a request by writing to Corporate Secretary, Legal Department, Crawford & Company, 5620 Glenridge Drive, N.E., Atlanta, Georgia 30342.
Compensation
      During 2005 each director of the Company received a quarterly fee of $5,000, and $1,000 for each Board of Directors and Committee meeting attended. The Chairman of each Committee received an additional fee of $5,000 per quarter with the exception of the Chairman of the Audit Committee, who received $6,000 per quarter. Pursuant to the terms of the 1997 Non-Employee Director Stock Option Plan, each non-employee director elected at the 2005 Annual Meeting on April 26, 2005 received an option for 3,000 shares of the Company’s Class A Common Stock at a price of $7.40 per share, the fair market value of the Class A Common Stock on that date. Under the same Plan, Mr. Edwards received an option for 15,000 shares of the Company’s Class A Common Stock at a price of $7.09 per share, the fair market value of the Class A Common Stock on February 1, 2005, the effective date he became a Director and Mr. Benson received an option for 15,000 shares of the Company’s Class A Common Stock at a price of $7.90 per share, the fair market value of the Class A Common Stock on September 1, 2005, the effective date he became a Director. The options are non-transferable; are exercisable at any time after grant; and lapse on the date the holder is no longer a Director, if that occurs on or before the fifth anniversary of the grant date, or otherwise on the tenth anniversary of the grant date.
Communications with the Board, Board Attendance at Annual Meetings, Shareholder Nominees
      Individuals may communicate with the Board by sending a letter to Board of Directors, Crawford & Company, P. O. Box 1261, Tucker, Georgia 30085-1261. Your letter will be shared with all members of the Board and may, at the discretion of the Board, be shared with Company management, unless your letter requests otherwise. Communications that are specifically intended for non-management directors should be addressed to “Presiding Director,” Board of Directors, Crawford & Company at this same address.
      The Company encourages all Directors to attend the Company’s Annual Meeting and facilitates the scheduling of the Annual Meeting to accommodate all Directors. The Company also holds a full Board meeting the same day as the Annual Meeting to further encourage all Directors to attend the Annual Meeting. At the last Annual Meeting all then current Directors attended, except Clarence H. Ridley.
      Any shareholder, who is the continuous record owner of at least one percent (1%) of the common stock of the Company for at least one year prior to the submission of the candidate and who provides a written statement that he or she intend to continue ownership of the shares through the Annual Meeting of Shareholders, may submit a nomination for director. The candidate must meet the qualifications stated in the Company’s By-laws and the submission must be made to the Nominating/ Corporate Governance/ Compensation Committee at P. O. Box 1261, Tucker, Georgia 30085, no more than 180 days and no less than 120 days prior to the anniversary date of this Proxy Statement. The Nominating/ Corporate Governance/ Compensation Committee will review all candidates submitted by Shareholders for consideration as nominees pursuant to its general practices and the guidelines stated in its charter before submitting any nominee to the full Board of Directors for consideration.
Shareholder Vote
      Each share of Class B Common Stock is entitled to cast an affirmative vote for up to nine (9) Director nominees. Cumulative voting is not permitted. The nine nominees for Director who receive the highest number of votes cast, in person or by Proxy, at the Annual Meeting will be elected Directors. Votes withheld, or abstentions, and broker non-votes, will have no effect on the outcome of the election of directors.
      The Board of Directors unanimously recommends a vote FOR its nominees for Directors.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary of Cash and Certain Other Compensation
      The following table provides certain summary information for the fiscal years ended December 31, 2005, 2004, and 2003, concerning compensation paid to or accrued by the Company for those persons who were, at December 31, 2005, (i) the Chief Executive Officer and (ii) the other four most highly compensated Executive Officers of the Company (hereinafter collectively referred to as the “Named Executive Officers”):
SUMMARY COMPENSATION TABLE

					Long Term
					Compensation

	Annual Compensation				Awards
						All Other
				Other Annual	Securities Underlying	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)(4)	Options/SARs (#)(5)	($)(6)

T. W. Crawford(1)	2005	$657,000	$200,000	$50,769	0	$4,880
President and Chief	2004	200,000	133,333	0	500,000	28
Executive Officer	2003	—	—	—	—	—
K. B. Frawley(2)	2005	429,207	600,000	0	25,000	16,471
Executive Vice President –	2004	—	—	—	—	—
Financial Admin. Services	2003	—	—	—	—	—
J. T. Bowman	2005	405,037	20,000	0	0	26,533
Chief Operating Officer –	2004	315,424	25,000	0	155,200	20,668
Global Property & Casualty	2003	288,438	0	0	15,000	20,390
J. F. Giblin	2005	362,328	10,600	0	0	22,157
Executive Vice President and	2004	336,311	35,000	0	30,000	17,483
Chief Financial Officer	2003	322,799	0	0	15,000	16,480
R. R. Kulbick(3)	2005	277,309	11,000	0	0	7,068
Senior Vice President	2004	43,333	3,000	0	5,000	1,193
	2003	—	—	—	—	—

(1)	Mr. Crawford became President and Chief Executive Officer September 1, 2004.

(2)	Mr. Frawley joined the Company February 23, 2005.

(3)	Mr. Kulbick joined the Company November 1, 2004.

(4)	Represents the following amounts for 2005 for Mr. Crawford: $18,767 for country club dues, $1,190 airfare for spouse, $25,212 for rental of an apartment, and $5,600 for value of 1,000 shares of Class A Common Stock as the vested payment of shares earned under the Crawford & Company Executive Stock Bonus Plan.

(5)	Represents shares of the Company’s Class A Common Stock.

(6)	Represents the following amounts for 2005: (i) Mr. Crawford: $4,700 Company contribution to the Company’s Savings and Investment Plan, and $180 premium payment on term life insurance; (ii) Mr. Frawley: $180 premium payment on term life insurance, $7,430 for country club dues, and $8,861 automobile allowance; (iii) Mr. Bowman: $21,000 Company contribution to the Crawford Deferred Compensation Plan, $180 premium payment on term life insurance, $1,808 for country club dues, and $3,545 automobile allowance; (iv) Mr. Giblin: $11,000 Company contribution to the Company’s Savings and Investment Plan, $180 premium payment on term life insurance, $861 for country club dues, and $10,116 Company contribution to the Deferred Compensation Plan under the Company’s Supplemental Executive Retirement Plan (“SERP”); (v) Mr. Kulbick: $4,700 Company contribution to the Company’s Savings and Investment Plan, $180 premium payment on term life insurance, $1,154 for country club dues, and $1,034 automobile allowance.

Stock Option Exercises and Year-End Values
      The following table provides information concerning the exercise of stock options during the last fiscal year and unexercised options held as of the end of the fiscal year with respect to the Named Executive Officers:
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTION VALUES

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money Options at
			Options at FY-End (#)	FY-End ($)

	Shares Acquired on	Value	Exerciseable/	Exercisable/
Name	Exercise (#)	Realized ($)	Unexercisable(1)	Unexercisable(1)

T. W. Crawford	None	$0	125,000/375,000	$115,000/270,000
K. B. Frawley	None	0	0/25,000	0/0
J. T. Bowman	None	0	133,690/194,760	6,600/9,900
J. F. Giblin	None	0	174,000/96,000	6,600/9,900
R. R. Kulbick	None	0	0/5,000	0/0

(1)	Represents the aggregate number of shares of Class A Common Stock covered by unexercised options at fiscal year end, and the aggregate difference between the exercise price and market value thereof at December 31, 2005 based on the closing price for the Class A shares on the New York Stock Exchange on that date, for those options that have an exercise price below the December 31, 2005 market value.
Stock Option Grants
      The following table provides information concerning the grant of stock options to the Named Executive Officers under the Company’s 1997 Key Employee Stock Option Plan during the fiscal year ended December 31, 2005:
OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants
Potential Realizable Value at
	Number of	% of Total			Assumed Annual Rates of
	Securities	Options			Stock Price Appreciation for
	Underlying	Granted to	Exercise		Option Term(2)
	Options	Employees	Price	Expiration
Name	Granted (#)(1)	in Fiscal Year	($/Sh)	Date	5% ($)	10% ($)

K. B. Frawley	25,000	45.45%	$7.40	4/26/15	$116,346	$294,842
R. R. Kulbick	5,000	9.10	7.09	2/1/15	22,294	56,498

(1)	Options granted are with respect to the Company’s Class A Common Stock and become exercisable twenty percent (20%) each year commencing on the first anniversary of the option grant date.

(2)	The “Annual Rates of Stock Price Appreciation” set forth in the table are mandated by the rules of the Securities and Exchange Commission (“SEC”). The Company gives no assurance that these or any other rates of appreciation can or will be achieved over the option terms. However, any rates of appreciation that are achieved will benefit all holders of the Company’s Common Stock.
Pension Plans
      The following table indicates estimated annual retirement benefits on a straight line annuity basis payable following retirement at age 65 to participants at the specified compensation and period of service classifica-

tions under the Company’s U.S. defined benefit pension plan, which was frozen for future benefit accruals at December 31, 2002:
PENSION PLAN TABLE

	Years of Service at Time of Retirement

Annual Remuneration	15	20	25	30	35	40	45

$125,000	$37,500	$50,000	$62,500	$75,000	$87,500	$100,000	$112,500
150,000	45,000	60,000	75,000	90,000	105,000	120,000	135,000
175,000	52,500	70,000	87,500	105,000	122,500	140,000	157,500
200,000	60,000	80,000	100,000	120,000	140,000	160,000	180,000
225,000	67,500	90,000	112,500	135,000	157,500	180,000	202,500
250,000	75,000	100,000	125,000	150,000	175,000	200,000	225,000
300,000	90,000	120,000	150,000	180,000	210,000	240,000	270,000
400,000	120,000	160,000	200,000	240,000	280,000	320,000	360,000
500,000	150,000	200,000	250,000	300,000	350,000	400,000	450,000
600,000	180,000	240,000	300,000	360,000	420,000	480,000	540,000
700,000	210,000	280,000	350,000	420,000	490,000	560,000	630,000
800,000	240,000	320,000	400,000	480,000	560,000	640,000	720,000
      The Company maintains a non-contributory Retirement Plan for the benefit of substantially all of the U.S. employees of the Company who were employed as of December 31, 2002. The Retirement Plan provides for annual retirement benefits at Normal Retirement Age (65) equal to 2% of the participant’s total compensation (as defined in the Retirement Plan) for all credited years of service under the Plan. The benefits are not affected by Social Security benefits payable to the participant; however, they are actuarially reduced for retirements before the Normal Retirement Age or if the retiree selects benefits other than an individual life-time annuity. Credited years of service under the Retirement Plan for Mr. Giblin is 15. Messrs. T. W. Crawford, Frawley, Bowman, and Kulbick do not participate in the Retirement Plan. Effective December 31, 2002, accruals under the Retirement Plan were frozen. In place of the accruals under the now frozen Retirement Plan, the Company may make a discretionary contribution to the Defined Contribution Plan for eligible employees based on years of service and compensation as well as Company financial results.
      Additionally, the Company maintains an unfunded Supplemental Executive Retirement Plan (“SERP”) for certain Executive Officers to provide benefits that would otherwise be payable under the Retirement Plan and/or Defined Contribution Plan but for limitations placed on covered compensation and benefits under the Internal Revenue Code. Effective December 31, 2002, accruals under the SERP were also frozen as to the Retirement Plan. The SERP was amended to allow the Company, when it elects to make the discretionary contribution to the Defined Contribution Plan for eligible employees, to also make an additional SERP Service Contribution to the Deferred Compensation Plan for participants of the SERP. The amounts contributed in 2005 for the Named Executive Officers are reflected in the All Other Compensation column of the Summary Compensation Table and footnote 6 thereto.
EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS
      The Company has entered into various agreements with certain of the Named Executive Officers that contain provisions regarding employment and change-in-control as described below:
      T. W. Crawford: Effective as of September 1, 2004, the Company agreed to a compensation package with Mr. Crawford. The compensation package set Mr. Crawford’s initial annual base salary at $600,000; Mr. Crawford’s annual base salary is currently $700,000. The compensation package indicated his eligibility to receive up to $400,000 annually as incentive compensation at the discretion of the Board of Directors, and provided a prorated first year cap of one-third of the allowable annual incentive compensation. The Board of Directors approved a $200,000 incentive compensation payment to Mr. Crawford for 2005. The compensation package provides for a grant of options for 500,000 shares of the Company’s Class A Common Stock under the Company’s 1997 Key Employee Stock Option Plan, which grant vests at a rate of 125,000 shares per year over a four-year period. Mr. Crawford’s compensation package also provides that he will be eligible to participate in all other executive benefit and incentive plans generally offered to the Company’s senior officers.
      On February 1, 2005, the Company entered into a Change of Control and Severance Agreement with Mr. Crawford. The agreement provides that in the event that Mr. Crawford’s employment with the Company is terminated due to the Company being bought or sold such that there is a material change in control, the Company agrees to provide eighteen (18) months of Mr. Crawford’s then current base salary. Additionally, all stock options granted to Mr. Crawford will immediately vest and become exercisable for a ninety (90) day period following the date of termination. The agreement also provides that in the event Mr. Crawford is terminated by Crawford in his first year of employment, for reasons other than cause, he will be provided severance compensation equal to six (6) months of his then current base salary. The agreement also provides that, prior to the severance amounts being paid and options vesting, that the Company and Mr. Crawford agree to mutually acceptable terms of confidentiality, non-solicitation, cooperation and other reasonable and customary terms of a severance agreement at the time of his termination of employment. Mr. Crawford became President and Chief Executive Officer of the Company September 1, 2004.
      K. B. Frawley: On November 5, 2004, the Company issued a letter agreement outlining employment terms with Mr. Frawley. The letter agreement set Mr. Frawley’s initial annual base salary at $500,000; Mr. Frawley’s annual base salary is currently $515,000. The letter agreement indicated his eligibility to receive up to 1.4 times his base salary annually as incentive compensation at the discretion of the Chief Executive Officer, subject to approval by the Board of Directors, and provided a guaranteed first year payment of 100% the allowable annual incentive compensation. Mr. Frawley received a $600,000 incentive compensation payment for 2005. The letter agreement provides for a grant of options for 100,000 shares of the Company’s Class A Common Stock under the Company’s 1997 Key Employee Stock Option Plan, with options with respect to 25,000 shares of the grant awarded as of April 26, 2005, and the balance of the grant awarded at a rate of 25,000 shares per year over a three-year period. Each 25,000 share block of options vests at a rate of 20% per year, beginning on the first anniversary of each grant. Mr. Frawley’s letter agreement also provides that he will be eligible to participate in all other executive benefit and incentive plans generally offered to the Company’s senior officers.
      On March 4, 2005, the Company entered into a Change of Control and Severance Agreement with Mr. Frawley. The agreement provides that in the event Mr. Frawley’s employment with the Company is terminated due to the Company being bought or sold such that there is a material change in control, the Company agrees to provide eighteen (18) months of Mr. Frawley’s then current base salary. Additionally, all stock options granted to Mr. Frawley will immediately vest and become exercisable for a ninety (90) day period following the date of termination. The agreement also provides that in the event Mr. Frawley is terminated by Crawford in his first year of employment, for reasons other than cause, he will be provided severance compensation equal to six (6) months of his then current base salary. The agreement also provides that, prior to the severance amounts being paid and options vesting, that the Company and Mr. Frawley agree to mutually acceptable terms of confidentiality, non-solicitation, cooperation and other reasonable and customary terms of a severance agreement at the time of his termination of employment.
      J. T. Bowman: On February 14, 2006, the Company entered into an employment agreement with Mr. Bowman. The agreement set his current annual base salary at $500,000, indicated his eligibility to receive up to $250,000 annually as incentive compensation at the sole discretion of the Chief Executive Officer and tendered, subject to Board approval, a restricted stock grant of 50,000 shares of Class A Common Stock under the provisions of the Executive Stock Bonus Plan. The agreement also provides that in the event that Mr. Bowman’s employment with the Company is terminated for reasons other than “cause”, or in the event of a “change-in-control” of the Company, both as solely defined by the Chief Executive Officer, the Company agrees to provide one year of Mr. Bowman’s then current base salary. Additionally, the Company will provide continuation of eligible medical benefits, for a period of one year, under COBRA. Also, all stock options granted to Mr. Bowman will immediately vest and become exercisable for a ninety (90) day period following the date of termination. The agreement also provides that, prior to the severance amounts being paid and options vesting, that the Company and Mr. Bowman agree to mutually acceptable terms of confidentiality, non-solicitation, cooperation and other reasonable and customary terms of a severance agreement at the time of his termination of employment.
      J. F. Giblin: The Company has agreed to oral employment terms with Mr. Giblin. Mr. Giblin’s annual base salary is currently $378,196. Mr. Giblin’s employment terms also provide that he will be eligible to participate in all other executive benefit and incentive plans generally offered to the Company’s senior officers.
      R. R. Kulbick: On October 11, 2004, the Company issued a letter agreement outlining employment terms with Mr. Kulbick. The letter agreement set Mr. Kulbick’s initial annual base salary at $275,000; Mr. Kulbick’s annual base salary is currently $284,900. Mr. Kulbick’s letter agreement also provides that he will be eligible to participate in all other executive benefit and incentive plans generally offered to the Company’s senior officers.
REPORT OF THE NOMINATING/ CORPORATE GOVERNANCE/ COMPENSATION
COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION
      The Company’s executive compensation is administered by the Nominating/ Corporate Governance/ Compensation Committee (the “Committee”) of the Board of Directors. The fundamental philosophy of the Committee is to ensure that the compensation programs of the Company will attract and retain key executives critical to its long-term success through the establishment of a performance-oriented environment that rewards the achievement of strategic management goals, with the attendant enhancement of shareholder value.
      There are three elements in the Company’s executive compensation program, all related to individual and Company performance:

•	Base Salary Compensation

•	Annual Incentive Compensation

•	Long-term Incentive Compensation
Base Salary Compensation
      The Company has established a comprehensive Wage and Salary Administration Policy applicable to the Company and its U.S. subsidiaries. This Policy includes a program for grading each position, including those of the U.S. Executive Officers of the Company, to ensure internal equity. Additionally, the Policy sets forth grade levels and salary ranges for those grade levels, and provides for annual merit increases tied to individual job performance as measured through annual performance reviews. Based on published national surveys, the Company annually establishes merit increase budgets as a percent of current salaries and any increases in salary ranges for the next fiscal year. Generally, the Company is at the midpoint of projected merit salary increases and salary range adjustments as reflected in the national surveys, with some adjustment up or down depending on prior year pre-tax earnings and revenues of the Company. Consistent with the overall merit increase percentage, the Company establishes guidelines for individual salary adjustments based on the individual’s performance rating.
      The Committee initially establishes and re-evaluates the salary of the Chief Executive Officer on an annual basis. In re-evaluating the base salary for the Chief Executive Officer, the Committee looks primarily at the pre-tax earnings of the Company in the preceding fiscal year as compared to the prior fiscal year. The Committee also takes into account external circumstances which may have impacted that performance which were not within the control of the Company or its Executive Officers, the increases in the base salaries of other employees of the Company, and the Committee’s assessment of the personal performance of the Chief Executive Officer during the preceding year. For both establishing and re-evaluating the base salary of the Chief Executive Officer, the Committee also looks at market conditions, both within the Company’s industry peer group and otherwise. For the 2005 fiscal year, the Committee established the Chief Executive Officer’s base salary at $635,000 per annum.

Annual Incentive Compensation
      Under the Company’s 1996 Incentive Compensation Plan, which covers all U.S. key employees of the Company (other than the Chief Executive Officer and Executive Vice President — Financial Administrative Services), at the beginning of each fiscal year the Committee establishes pre-tax earnings and revenue thresholds, as well as targeted pre-tax earnings. A bonus pool is created for sales and marketing key employees based principally on increases in revenues above the threshold amount, while the bonus pool for other participants is based primarily on growth in pre-tax earnings from the threshold amount up to the targeted pre-tax earnings. The Committee has the discretion to modify the formula for any bonus pool. The bonus pool is allocated by the Chief Executive Officer to the business units and staff departments based on his assessment of performance of the business unit and staff participants, and to each individual participant by the business unit or staff manager based on the individual’s personal performance and salary grade. The Chief Executive Officer establishes the bonuses for his direct reports.
      The Committee sets the bonus for the Chief Executive Officer, based primarily on pre-tax earnings and the bonuses paid under the 1996 Incentive Compensation Plan, as a percentage of salary, to the other Executive Officers of the Company. Historically, the Chief Executive Officer’s bonus, as a percentage of his base salary, has been higher than the average paid to the other Executive Officers, expressed as a percentage of their base salaries. The Committee awarded the Chief Executive Officer, Mr. T. W. Crawford, a bonus of $200,000 for 2005, to be paid in 2006. This bonus was based upon Mr. Crawford’s role in successfully creating and implementing various operational goals of the Company in order to position the Company to achieve more beneficial financial results in the coming years.
Long-Term Incentive Compensation
      Under the Company’s 1997 Key Employee Stock Option Plan, officers and other key employees of the Company are granted options by the Committee to purchase shares of the Company’s Class A Common Stock. The exercise price for all options granted is set at the market price of the Company’s Class A Common Stock on the date of the option grant and, to the extent permissible under the relevant provisions of the Internal Revenue Code, the options granted under the Plan are generally statutory “Incentive Stock Options.” The Committee typically reviews and acts upon the recommendations of the Chief Executive Officer for the grant of options, on a discretionary basis, annually to the Company’s other officers and key employees. The number of shares of the Company’s Class A Common Stock covered by such options is generally based upon the grade level of the officer or other key employee’s position, with adjustments for extraordinary performance, but without regard to the individual’s stock ownership or the number of options previously granted. The Company’s Executive Stock Bonus Plan replaced the 1997 Key Employee Stock Option Plan with respect to new grants of incentive equity compensation for most employees, beginning in 2005.
      Under the Company’s Executive Stock Bonus Plan, officers and other key employees of the Company may be granted performance share unit awards or restricted stock awards (collectively “Awards”) by the Committee, payable in shares of the Company’s Class A Common Stock. The Committee typically reviews and acts upon the recommendations of the Chief Executive Officer for the grant of Awards, on a discretionary basis, annually to the Company’s other officers and key employees. The number of shares of the Company’s Class A Common Stock covered by such Awards is generally based upon the grade level of the officer or other key employee’s position, but without regard to the individual’s stock ownership or the number of options previously granted. In 2005, as part of the annual grant, the Committee granted a performance share unit award to T.W. Crawford. Based on the pre-defined performance measures, Mr. Crawford earned 5,000 shares of the Company’s Class A Common Stock from this award, payable subject to vesting requirements at a rate of 20% of the earned award per year. Mr. Crawford was vested in 20% of this award for 2005, and thus received payment of 1,000 shares of the Company’s Class A Common Stock.
Impact of Internal Revenue Code Section 162(m)
      Internal Revenue Code Section 162(m) provides that compensation in excess of $1 million paid to certain executive officers is not deductible unless it is performance-based. It is the policy of the Committee periodically to review and consider whether particular compensation and incentive payments to the Company’s executives will be deductible for federal income tax purposes. All but a de minimus portion of the Company’s executive compensation satisfies the requirements for deductibility under Internal Revenue Code Section 162(m). However, the Committee retains the ability to evaluate the performance of the Company’s executives, including the CEO, and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation under federal tax law.

J. HICKS LANIER
E. JENNER WOOD, III
CLARENCE H. RIDLEY
ROBERT T. JOHNSON

STOCK OWNERSHIP INFORMATION
Security Ownership of Management
      The following table sets forth information, as of March 6, 2006, as to shares of Class A and Class B Common Stock beneficially owned by each current Director or nominee for election as a Director, each of the Named Executive Officers, and all current Directors and Executive Officers as a group. As of March 6, 2006, 24,293,459 shares of Class A Common Stock and 24,697,172 shares of Class B Common Stock were outstanding.

			Percent of
	Amount and Nature of		Total Shares
	Beneficial Ownership(1)		Outstanding(2)

Name	Class A	Class B	Class A	Class B

Jesse C. Crawford(3)(4)	12,086,158	12,783,181	49.8%	51.8%
J. Hicks Lanier(5)(6)	42,037	3,037	—	—
Larry L. Prince(5)(6)	40,125	1,125	—	—
E. Jenner Wood, III(5)(6)	39,750	—	—	—
Clarence H. Ridley(7)	21,000	7,000	—	—
Robert T. Johnson(8)	20,000	2,000	—	—
James D. Edwards(8)	18,000	2,000	—	—
P. George Benson(9)	15,000	—	—	—
Thomas W. Crawford(10)	136,000	40,000	—	—
Kevin B. Frawley(11)	5,000	1,545	—	—
John F. Giblin(12)	207,078	3,000	—	—
Jeffrey T. Bowman(13)	158,417	—	—	—
Robert R. Kulbick(14)	1,000	—	—	—

All Directors and Executive Officers as a Group (19 persons)(15)	12,951,478	12,842,888	53.3	52.0

(1)	Except as otherwise indicated in the following footnotes, the persons possessed sole voting and investment power with respect to all shares set forth opposite their names.

(2)	Except where a percentage is specified, the person’s ownership represents less than 1% of the outstanding shares.

(3)	Includes 33,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 6, 2006.

(4)	See Note (2) to the table set forth under “Security Ownership of Certain Beneficial Owners” below with respect to the Class B Common Stock. The shares of Class A Common Stock shown as beneficially owned by Jesse C. Crawford include 53,691 shares held in trust for his son over which he has voting and shares investment power, 379,921 shares held by Crawford Partners LP over which he shares voting and investment power, and 8,192,091 shares held in the Estate of Virginia C. Crawford over which he has voting power and shares investment power.

(5)	Includes 39,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 6, 2006.

(6)	Messrs. Lanier and Prince are directors of SunTrust Banks, Inc. Mr. Wood is Chairman, President and Chief Executive Officer of SunTrust Bank, Central Group. Messrs. Lanier, Prince and Wood disclaim any beneficial ownership in shares held by SunTrust Banks, Inc. or any of its banking subsidiaries, which shares are not reflected in the table. See “Information With Respect to Certain Business Relationships and Related Transactions” and “Security Ownership of Certain Beneficial Owners.”
(footnotes continued on page 14)

(7)	Includes 21,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 6, 2006.

(8)	Includes 18,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 6, 2006.

(9)	Includes 15,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 6, 2006.

(10)	Includes 125,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 6, 2006.

(11)	Includes 5,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 6, 2006.

(12)	Includes 188,500 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 6, 2006.

(13)	Includes 147,540 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 6, 2006.

(14)	Includes 1,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 6, 2006.

(15)	Includes 8,625,703 shares of Class A Common Stock and 10,901,081 shares of Class B Common Stock as to which voting or investment power is shared and 844,040 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 6, 2006.
Security Ownership of Certain Beneficial Owners
      The following table sets forth certain information concerning each person known to the Company to be the “beneficial owner”, as such term is defined by the rules of the SEC, of more than 5% of the outstanding shares of Class B Common Stock of the Company as of March 6, 2006:

			Percent of
	Amount and Nature of		Class B Shares
Name and Address	Beneficial Ownership		Outstanding

SunTrust Bank	12,669,511	(1)	51.3%
c/o SunTrust Bank
55 Park Place
Atlanta, Georgia 30303

Linda K. Crawford	1,459,977		5.9%
57 N. Green Bay Road
Lake Forest, Illinois 60045
Crawford Partners, L.P.	10,466,931	(1)(2)	42.4%
55 Park Place
Atlanta, Georgia 30303

Jesse C. Crawford	12,783,181	(1)(2)	51.8%
Crawford Communications, Inc.
3845 Pleasantdale Rd
Atlanta, Georgia 30340

(1)	The shares are held by one or more bank subsidiaries of SunTrust Bank in various fiduciary and agency capacities. SunTrust Bank has sole voting power with respect to 1,768,430 of such shares. SunTrust Bank has sole investment power with respect to 1,767,430 of such shares and shares voting and investment power with respect to 384,912 of such shares. SunTrust Bank disclaims any beneficial interest in any such shares. Included in the shares beneficially owned by SunTrust Bank are 10,466,931 shares held by Crawford Partners, L.P. Jesse C. Crawford is a general partner of Crawford Partners, L.P., owns all of the units of the other general partner of Crawford Partners, L.P., and directs the voting of the shares owned
(footnotes continued on page 15)

by Crawford Partners, L. P. Also included in the shares beneficially owned by SunTrust Banks are 384,912 shares held in a trust over which SunTrust Bank and Jesse C. Crawford share voting and investment power.

(2)	The shares shown as beneficially owned by Jesse C. Crawford include 49,238 shares held in trust for his son over which he has voting and shares investment power; 10,466,931 shares held by Crawford Partners, L.P. over which he shares voting and investment power; and 384,912 shares in a trust over which he shares voting and investment power.
INFORMATION WITH RESPECT TO CERTAIN BUSINESS RELATIONSHIPS AND
RELATED TRANSACTIONS
      SunTrust Bank holds 12,669,511 shares of Class B Common Stock of the Company as of March 6, 2006. See “Stock Ownership Information — Security Ownership of Certain Beneficial Owners.” SunTrust Bank exercises voting authority with respect to shares of Class B Common Stock held in fiduciary capacities. SunTrust Bank is also a lender to the Company. As of the end of the last fiscal year, the Company was indebted to SunTrust in the amount of $28,153,581. In addition the Company also maintains a normal commercial banking relationship with SunTrust Bank, which serves as trustee and investment manager for the Crawford & Company Retirement Plan and the Crawford & Company Employee Disability Income Plan. SunTrust also processes checks relating to loss fund accounts, which are used for payment of the Company’s clients’ claims. E. Jenner Wood, III, a Director of the Company, is Chairman of the Board, President and Chief Executive Officer of SunTrust Bank, Central Group. The Board has determined that these relationships do not affect Mr. Wood’s independence.
EQUITY COMPENSATION PLANS
      The following table sets forth certain information concerning securities authorized for issuance under equity compensation plans as of December 31, 2005. Only the Company’s Class A Common Stock is authorized for issuance under these plans.

Number of securities
remaining available for
	Number of securities to		Weighted-average		future issuance under equity
	be issued upon exercise		exercise price of		compensation plans
	of outstanding options,		outstanding options,		(excluding securities reflected
Plan Category	warrants and rights		warrants and rights		in column (a))

	(a)		(b)		(c)
Equity compensation plans approved by security holders	4,658,217	(1)	$9.39	(2)	6,917,278	(3)
Equity compensation plans not approved by security holders(4)	353,569		$5.09		140,238

(1)	Shares issuable pursuant to the outstanding options under the Stock Option Plans (4,594,721) and the discounted Employee Stock Purchase Plan (63,496 shares).

(2)	Includes exercise prices only for outstanding options under the Stock Option Plans and the discounted Employee Stock Purchase Plan.

(3)	Represents shares which may be issued pursuant to future awards under the Stock Option Plans (2,180,645 shares), the discounted Employee Stock Purchase Plan (741,633 shares), and the Executive Stock Bonus Plan (3,995,000).

(4)	Represents shares under the U.K. Sharesave Scheme (a discounted employee stock purchase plan.)

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and officers, and greater than ten percent (10%) beneficial owners of the Company’s equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership and changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
      Based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports are required, the Company believes that, during the year ending December 31, 2005, all of its officers, directors and greater than ten percent beneficial owners complied with applicable filing requirements, except Kevin B. Frawley. In 2005, Mr. Frawley had three late filings related to shares purchased through a brokerage dividend reinvestment program. Shares purchased through the dividend reinvestment program and credited to his account on May 20, August 19 and November 18 were not timely filed.

FIVE YEAR COMPARATIVE STOCK PERFORMANCE GRAPH
      The following line graph compares the cumulative return on the Company’s Class B Common Stock against the cumulative total return on (i) the Standard & Poors Composite 500 Stock Index and (ii) the Standard & Poors Insurance — Property and Casualty Index for the five year period commencing January 1, 2001 and ended December 31, 2005:

	2000	2001	2002	2003	2004	2005

Crawford & Company (Class B)	100.00	106.84	47.49	70.03	77.73	61.73

S&P 500 Index	100.00	88.11	68.64	88.33	97.94	102.75

S&P Property-Casualty Insurance Index	100.00	91.98	81.85	103.46	114.24	131.51

      This total shareholders’ return model assumes reinvested dividends and is based on a $100 investment on December 31, 2000.
      Prepared by Standard & Poor’s Compustat Services, a division of McGraw-Hill, Inc.
PROPOSAL 2 — TO APPROVE THE AMENDED AND RESTATED
CRAWFORD & COMPANY U. K. SHARESAVE SCHEME
      General. Effective July 28, 1999, the Board of Directors adopted the Crawford & Company U. K. Sharesave Scheme (the “U. K. Scheme”) in the form attached as Appendix A. On September 21, 1999, a registration statement on Form S-8 was filed covering five hundred thousand (500,000) shares of Class A Common Stock authorized for issuance under the U.K. Scheme. The purpose of the U.K. Scheme is to give any eligible U. K. employee or director (as defined in the plan) the opportunity to purchase shares of Class A Common Stock of the Company at a discount through payroll deductions and thereby obtain or increase a proprietary interest in the Company. The U. K. Scheme allows for eligible participants to set money aside through payroll deduction, not to exceed £250 per month, for three, five or seven year period Savings Contracts (as defined) and then to purchase shares at a discounted price, not less than 85% of the fair market value. Employees have been participating in the U.K. Scheme since 1999. Approximately 1,150 employees are eligible to participate in the U.K. Scheme.

      On February 7, 2006 the Nominating/Corporate Governance/Compensation Committee of the Board of Directors approved a resolution to increase the number of shares authorized for issuance under the U.K. Scheme by an additional 500,000 shares of Class A Common Stock.
      Authorization to Increase Shares Available Under the U.K. Sharesave Scheme. The vote required under Georgia law for the proposal to authorize the increase by 500,000 in the number of shares of Class A Common Stock available for issuance under the Crawford & Company U.K. Sharesave Scheme is a majority of the shares of Class B Common Stock present in person or represented by Proxy. For this purpose, abstentions are neither counted as votes cast for or against this proposal. In addition, to satisfy the NYSE listing standards, the proposal must also receive the affirmative vote of a majority of the votes cast on this proposal provided that the total number of votes cast on this matter represents greater than 50% of the Company’s outstanding shares entitled to vote. For purposed of the NYSE listing standard, abstentions are counted as votes cast on this proposal and, as a result, have the same effect as a vote against the proposal. Proxies solicited by the Board of Directors will be voted in favor of this proposal, unless the shareholders specify in their proxies a contrary choice.
      The Board of Directors unanimously recommends a vote FOR the authorization to increase the shares available under the Crawford & Company U.K. Sharesave Scheme.
PROPOSAL 3 — RATIFICATION OF INDEPENDENT AUDITORS
      Ernst & Young LLP has been selected by the Audit Committee of the Board of Directors to serve as independent auditors for the Company for the fiscal year 2006. Although the selection and appointment of independent auditors is not required to be submitted to a vote of shareholders, the Board of Directors has decided, as in the past, to ask the Company’s shareholders to ratify this appointment. Despite the selection of Ernst & Young LLP as the Company’s independent auditors and the ratification by the shareholders of that selection, the Audit Committee has the power at any time to select another auditor for 2006, without further shareholder action. A representative of Ernst & Young LLP will be present at the meeting and will be given an opportunity to make a statement, if he or she desires, and to respond to questions. In addition, a report of the Audit Committee in connection with the independence of the auditors, as well as other matters, follows the Board’s recommendation on this matter below.
Fees Paid to Ernst & Young LLP
      In addition to performing the audit of the Company’s consolidated financial statements, Ernst & Young LLP provides some other permitted services to the Company and its foreign and domestic subsidiaries. Ernst & Young LLP has advised the Company that it has billed or will bill the Company the below indicated amounts for the following categories of services for the years ended December 31, 2005 and 2004:

	2005	2004

Audit fees(1)	$2,160,000	$2,031,140
Audit related fees(2)	217,450	106,050
Tax fees(3)	256,000	162,600
All other fees	—	—
	—	—

Total	$2,633,450	$2,299,790

(1)	Audit fees include Sarbanes-Oxley Section 404 related fees.

(2)	Audit related fees include: employee benefit plan audits, SAS 70 reports and accounting consultations.

(3)	Tax fees consist principally of professional services rendered by Ernst & Young LLP for tax compliance and tax planning and advice.
      The Audit Committee reviews and pre-approves in addition to all audit services, all non-audit services provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of services to the Audit Committee on which advance approval is requested. The Audit Committee reviews these requests and votes by resolution its approval or rejection of such non-audit services after due deliberation.
Shareholder Vote
      The proposal to ratify the appointment of Ernst & Young LLP to serve as independent auditors for the year 2006 will be adopted if the number of votes cast in favor of ratification exceeds the number of votes cast against ratification. Votes cast against and abstentions on this matter will be counted as votes against the matter. Because this is a routine matter, broker non-votes will not change the number of votes cast for or against the matter. If the shareholders do not ratify the selection of Ernst & Young LLP, the selection of the independent auditors for 2006 will be determined by the Audit Committee of the Board of Directors.
      The Board of Directors unanimously recommends a vote FOR the approval of Ernst & Young LLP as the Company’s independent auditors for 2006.
AUDIT COMMITTEE REPORT
      In fulfilling its responsibilities to review the Company’s financial reporting process, the Audit Committee (the “Committee”) has reviewed and discussed with the Company’s management and the independent auditors the audited financial statements to be contained in the Annual Report on Form 10-K, for the fiscal year ended December 31, 2005. Management is responsible for the financial statements and the reporting process, including the system of internal controls. Independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.
      The Committee discussed with the independent auditors the matters required to be discussed by Statement on Audit Standards No. 61, Communications with Audit Committee, as amended. In addition, the Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosure required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In determining the independence of the auditors, the Committee has considered, among other matters, whether the provision of services, other than those related to the audit of the Company’s annual financial statements, is compatible with maintaining the auditors’ independence.
      The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee further discussed those items contained in NYSE Listing Rules Section 303(A)(6) and otherwise complied with the obligations stated therein. The Committee held five meeting during fiscal year 2005.
      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for 2006, with this selection to be ratified by the shareholders.

ROBERT T. JOHNSON
J. HICKS LANIER
LARRY L. PRINCE

FORM 10-K
      The Crawford & Company Annual Report on Form 10-K for 2005, filed with the Securities and Exchange Commission, is available free of charge upon written request to the Secretary, Crawford & Company, P.O. Box 5047, Atlanta, Georgia 30302 and on the Company’s web site www.crawfordandcompany.com.
SHAREHOLDER PROPOSALS
      Any shareholder proposal to be presented at the 2007 Annual Meeting of the Shareholders must be received by the Company no later than November 23, 2006 for inclusion in the proxy statement for that meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934. Pursuant to Rule 14a-4 under the Securities Exchange Act of 1934 and the By-laws of the Company, the Board of Directors may exercise discretionary voting authority at the 2007 Annual Meeting under proxies it solicits to vote on a proposal made by a shareholder that the shareholder does not seek to include in the Company’s proxy statement pursuant to Rule 14a-8, unless the Company is notified about the proposal prior to November 23, 2006 and the shareholder satisfies the other requirements of Rule 14a-4(c).
OTHER MATTERS
      The minutes of the Annual Meeting of Shareholders held on April 26, 2005 will be presented at the Annual Meeting, but it is not intended that action taken under the Proxy will constitute approval of the matters referred to in such minutes. The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other matters come before this meeting, however, the persons named in the Proxy will vote such Proxy in accordance with their judgment on such matters.
EXPENSES OF SOLICITATION
      The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the Annual Meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, electronic mail or by mail by one or more employees of the Company. The Company may also reimburse brokers, banks, nominees or other fiduciaries for the reasonable clerical expenses of forwarding the proxy material to their principals, the beneficial owners of the Company’s Class A or Class B Common Stock.
March 28, 2006

APPENDIX A
THE CRAWFORD & COMPANY U.K. SHARESAVE SCHEME
(AS ADOPTED BY THE BOARD OF DIRECTORS
ON 28 JULY 1999)
1.                DEFINITIONS AND INTERPRETATION
      1.1     In this Scheme, unless the context otherwise requires:-

“3-Year Option”, “5-Year Option” and “7-Year Option” have the meanings given in sub-rule 3.2 below;

“Associated Company” means an associated company within the meaning given to that expression by section 187(2) of the Taxes Act 1988 for the purposes of paragraph 23 of Schedule 9;

“the Board” means the board of directors of the Company or a committee appointed by them;

“Bonus Date”, in relation to an option, means:-

1.1.1 in the case of a 3-Year Option, the earliest date on which the bonus is payable,

1.1.2 in the case of a 5-Year Option, the earliest date on which a bonus is payable, and

1.1.3 in the case of a 7-Year Option, the earliest date on which the maximum bonus is payable;

and for this purpose “payable” means payable under the Savings Contract made in connection with the option;

“the Company” means Crawford & Company, a corporation incorporated under the laws of the state of Georgia in the USA;

“the Exercise Date” shall be the date on which a validly completed notice of exercise is received by the Company;

“the Grant Day” shall be construed in accordance with sub-rule 2.1 below;

“the Invitation Date” shall be the date on which an invitation is given pursuant to sub-rule 3.6 below;

“Participant” means a person who holds an option granted under this Scheme;

“Participating Company” means the Company or any Subsidiary to which the Board has resolved that this Scheme shall for the time being extend;

“Savings Body” means any building society, institution authorized under the Banking Act 1987 or relevant European institution (within the meaning of Schedule 15A to the Taxes Act 1988) with which a Savings Contract can be made;

“Savings Contract” means an agreement to pay monthly contributions under the terms of a certified contractual savings scheme, within the meaning of section 326 of the Taxes Act 1988, which has been approved by the Inland Revenue for the purposes of Schedule 9;

“Schedule 9” means Schedule 9 to the Taxes Act 1988;

“Subsidiary” means a body corporate which is a subsidiary of the Company (within the meaning of section 736 of the Companies Act 1985) and of which the Company has control (within the meaning of section 840 of the Taxes Act 1988);

“the Taxes Act 1988” means the Income and Corporation Taxes Act 1988;
and expressions not otherwise defined in this Scheme have the same meanings as they have in Schedule 9.

      1.2     Any reference in this Scheme to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.
      1.3     Expressions in italics are for guidance only and do not form part of this Scheme.
2.                ELIGIBILITY
      2.1     Subject to sub-rule 2.5 below, an individual is eligible to be granted an option on any day (“the Grant Day”) if (and only if):-

2.1.1 he is on the Grant Day an employee or director of a company which is a Participating Company; and

2.1.2 he either satisfies the conditions specified in sub-rule 2.2 below or is nominated by the Board for this purpose.
      2.2     The conditions referred to in sub-rule 2.1.2 above are that the individual:-

2.2.1 shall at all times during the qualifying period have been an employee (but not a director) or a full-time director of the Company or a company which was for the time being a Subsidiary; and

2.2.2 was at the relevant time chargeable to tax in respect of his employment or office under Case I of Schedule E.
      2.3     For the purposes of sub-rule 2.2 above:-

2.3.1 the relevant time is the date on which any invitation is given under Rule 3.6 below or such other time during the period of 5 years ending with the Grant Day as the Board may determine (provided that no such determination may be made if it would have the effect that the qualifying period would not fall within that 5-year period);

2.3.2 the qualifying period is such period ending at the relevant time but falling within the 5-year period mentioned in paragraph 2.3.1 above as the Board may determine;

2.3.3 an individual shall be treated as a full-time director of a company if he is obliged to devote to the performance of the duties of his office or employment with the company not less than 25 hours a week;

2.3.4 Chapter I of Part XIV of the Employment Rights Act 1996 shall have effect, with any necessary changes, for ascertaining the length of the period during which an individual shall have been an employee or a full-time director and whether he shall have been an employee or a full-time director at all times during that period.
      2.4     Any determination of the Board under paragraph 2.3.1 or 2.3.2 above shall have effect in relation to every individual for the purpose of ascertaining whether he is eligible to be granted an option on the Grant Day.
      2.5     An individual is not eligible to be granted an option at any time if he is at that time ineligible to participate in this Scheme by virtue of paragraph 8 of Schedule 9 (material interest in close company).
3.                GRANT OF OPTIONS
      3.1     Subject to Rule 4 below, the Board may grant an option to acquire shares in the Company which satisfy the requirements of paragraphs 10 to 14 of Schedule 9 (fully paid up, unrestricted, ordinary share capital), upon the terms set out in this Scheme, to any individual who:-

3.1.1 is eligible to be granted an option in accordance with Rule 2 above, and

3.1.2 has applied for an option and proposed to make a Savings Contract in connection with it (with a Savings Body approved by the Board) in the form and manner prescribed by the Board, and for this purpose an option to acquire includes an option to purchase and an option to subscribe.

      3.2     The type of option to be granted to an individual, that is to say a 3-Year Option, a 5-Year Option or a 7-Year Option, shall be determined by the Board or, if the Board so permits, by the individual; and for this purpose:-

3.2.1 a 3-Year Option is an option in connection with which a three year Savings Contract is to be made and in respect of which, subject to sub-rule 4.3 below, the repayment is to be taken as including the bonus;

3.2.2 a 5-Year Option is an option in connection with which a five year Savings Contract is to be made and in respect of which, subject to sub-rule 4.3 below, the repayment is to be taken as including a bonus other than the maximum bonus; and

3.2.3 a 7-Year Option is an option in connection with which a five year Savings Contract is to be made and in respect of which the repayment is to be taken as including the maximum bonus.
      3.3     The amount of the monthly contribution under the Savings Contract to be made in connection with an option granted to an individual shall, subject to sub-rule 4.5 below, be the amount which the individual shall have specified in his application for the option that he is willing to pay or, if lower, the maximum permitted amount, that is to say, the maximum amount which:-

3.3.1 when aggregated with the amount of his monthly contributions under any other Savings Contract linked to this Scheme or to any other savings-related share option scheme approved under Schedule 9, does not exceed £250 or such other maximum amount as may for the time being be permitted by paragraph 24(2)(a) of Schedule 9;

3.3.2 does not exceed the maximum amount for the time being permitted under the terms of the Savings Contract; and

3.3.3 when aggregated with the amount of his monthly contributions under any other Savings Contract linked to this Scheme, does not exceed any maximum amount determined by the Board.
      3.4     The number of shares in respect of which an option may be granted to any individual shall be the maximum number which can be paid for, at the price determined under sub-rule 3.5 below, with monies equal to the amount of the repayment due on the Bonus Date under the Savings Contract to be made in connection with the option and for these purposes, the exchange rate to be used shall be the closing mid-point sterling/ US dollar exchange rate published in the Financial Times (or such other newspaper as the Board may select from time to time) on the Exercise Date (or if not published on that day, the last preceding day of publication).
      3.5     The price at which shares may be acquired by the exercise of options of a particular type granted on any day shall be a price denominated in US dollars which is determined by the Board and stated on that day, provided that:-

3.5.1 if shares of the same class as those shares are quoted on the New York Stock Exchange, the price shall not be less than 85% of-

(a) the average of the closing prices of shares of that class on the five dealing days last preceding the Invitation Date, or

(b) if the first of those dealing days does not fall within the period of 30 days ending with the day on which the options are granted or falls prior to the date on which the Company last announced its results for any period, the closing price of shares of that class on the dealing day last preceding the day on which the options are granted or such other dealing day as may be agreed with the Inland Revenue;

3.5.2 if paragraph (a) above does not apply, the price shall not be less than the Specified Percentage of the market value (within the meaning of Part VIII of the Taxation of Chargeable Gains Act 1992) of shares of that class, as agreed in advance for the purposes of this Scheme with the Shares Valuation Division of the Inland Revenue, on -

(a) the Invitation Date, or

(b) if that date does not fall within the period of 30 days ending with the day on which the options are granted, on the day on which the options are granted or such other day as may be agreed with the Inland Revenue; and

3.5.3 in the case of an option to acquire shares only by subscription, the price shall not be less than the nominal value of those shares;
      3.6     The Board shall ensure that, in relation to the grant of options on any day:-

3.6.1 every individual who is eligible to be granted an option on that day has been given an invitation;

3.6.2 the invitation specifies a period of not less than 14 days in which an application for an option may be made; and

3.6.3 every eligible individual who has applied for an option as mentioned in sub-rule 3.1 above is in fact granted an option on that day.
      3.7     An invitation to apply for an option may only be given within the period of 10 years beginning with the date on which this Scheme is adopted by the Company.
      3.8     An option granted to any person:-

3.8.1 shall not, except as provided in sub-rule 5.3 below, be capable of being transferred by him; and

3.8.2 shall lapse forthwith if he is adjudged bankrupt.

4.	EXERCISE OF OPTIONS
      4.1     The exercise of any option shall be effected in the form and manner prescribed by the Board, provided that the monies paid for shares on such exercise shall not exceed the amount of the repayment made and any interest paid under the Savings Contract made in connection with the option.
      4.2     Subject to sub-rules 4.3, 4.4 and 4.6 below and to Rule 6 below, an option shall not be capable of being exercised before the Bonus Date.
      4.3     Subject to sub-rule 4.8 below:-

4.3.1 if any Participant dies before the Bonus Date, any option granted to him may (and must, if at all) be exercised by his personal representatives within 12 months after the date of his death, and

4.3.2 if he dies on or within 6 months after the Bonus Date, any option granted to him may (and must, if at all) be exercised by his personal representatives within 12 months after the Bonus Date, provided in either case that his death occurs at a time when he either holds the office or employment by virtue of which he is eligible to participate in this Scheme or is entitled to exercise the option by virtue of sub-rule 4.4 below.
      4.4     Subject to sub-rule 4.8 below, if any Participant ceases to hold the office or employment by virtue of which he is eligible to participate in this Scheme (otherwise than by reason of his death), the following provisions apply in relation to any option granted to him:-

4.4.1 if he so ceases by reason of injury, disability, redundancy within the meaning of the Employment Rights Act 1996, or retirement on reaching the age of 60 or any other age at which he is bound to retire in accordance with the terms of his contract of employment, the option may (and subject to sub-rule 4.3 above must, if at all) be exercised within 6 months of his so ceasing;

4.4.2 if he so ceases by reason only that the office or employment is in a company of which the Company ceases to have control, or relates to a business or part of a business which is transferred to a person who is neither an Associated Company of the Company nor a company of which the Company has control, the option may (and subject to sub-rule 4.3 above must, if at all) be exercised within 6 months of his so ceasing;

4.4.3 if he so ceases for any other reason within 3 years of the grant of the option, the option may not be exercised at all;

4.4.4 if he so ceases for any other reason (except for dismissal for misconduct) more than 3 years after the grant of the option, the option may (and subject to sub-rule 4.3 above must, if at all) be exercised within 6 months of his so ceasing.

      4.5     Subject to sub-rule 4.8 below, if, at the Bonus Date, a Participant holds an office or employment with a company which is not a Participating Company but which is an Associated Company or a company of which the Company has control, any option granted to him may (and subject to sub-rule 4.3 above must, if at all) be exercised within 6 months of the Bonus Date.
      4.6     Subject to sub-rule 4.8 below, where any Participant continues to hold the office or employment by virtue of which he is eligible to participate in this Scheme after the date on which he reaches the age of 60, he may exercise any option within 6 months of that date.
      4.7     Subject to sub-rule 4.3 above, an option shall not be capable of being exercised later than 6 months after the Bonus Date.
      4.8     Where, before an option has become capable of being exercised, the Participant gives notice that he intends to stop paying monthly contributions under the Savings Contract made in connection with the option, or is deemed under its terms to have given such notice, or makes an application for repayment of the monthly contributions paid under it, the option may not be exercised at all.
      4.9     A Participant shall not be treated for the purposes of sub-rules 4.3 and 4.4 above as ceasing to hold the office or employment by virtue of which he is eligible to participate in this Scheme until he ceases to hold an office or employment in the Company or any Associated Company or company of which the Company has control, and a female Participant who ceases to hold the office or employment by virtue of which she is eligible to participate in this Scheme by reason of pregnancy or confinement and who exercises her right to return to work under the Employment Rights Act 1996 before exercising her option shall be treated for the purposes of sub-rule 4.4 above as not having ceased to hold that office or employment.
      4.10     A Participant shall not be eligible to exercise an option at any time:-

4.10.1 unless, subject to sub-rules 4.4 and 4.5 above, he is at that time a director or employee of a Participating Company;

4.10.2 if he is not at that time eligible to participate in this Scheme by virtue of paragraph 8 of Schedule 9 (material interest in close company).
      4.11     An option shall not be capable of being exercised more than once.
      4.12     Within 30 days after an option has been exercised by any person, the Board shall allot to him (or a nominee for him) or, as appropriate, procure the transfer to him (or a nominee for him) of the number of shares in respect of which the option has been exercised, provided that:-

4.12.1 the Board considers that the issue or transfer thereof would be lawful in all relevant jurisdictions; and

4.12.2 in a case where a Participating Company is obliged to (or would suffer a disadvantage if it were not to) account for any tax (in any jurisdiction) for which the person in question is liable by virtue of the exercise of the option and/or for any social security contributions recoverable from the person in question (together, the “Tax Liability”), that person has either:

(a) made a payment to the Participating Company of an amount equal to the Tax Liability; or

(b) entered into arrangements acceptable to that or another Participating Company to secure that such a payment is made (whether by authorising the sale of some or all of the shares on his behalf and the payment to the Participating Company of the relevant amount out of the proceeds of sale or otherwise).

      4.13     All shares allotted under this Scheme shall rank equally in all respects with shares of the same class then in issue except for any rights attaching to such shares by reference to a record date before the date of the allotment.
      4.14     If shares of the same class as those allotted under this Scheme are listed on any stock exchange, the Company shall apply to that stock exchange for any shares so allotted to be admitted thereto.
5.     TAKEOVER, RECONSTRUCTION AND WINDING UP
      5.1     If any person obtains control of the Company (within the meaning of section 840 of the Taxes Act 1988) as a result of making a general offer to acquire shares in the Company, or having obtained control makes such an offer, the Board shall within 7 days of becoming aware thereof notify every Participant thereof and, subject to sub-rules 4.3, 4.4, 4.7 and 4.8 above, any option may be exercised within one month (or such longer period as the Board may permit) of the notification, but not later than 6 months after that person has obtained control.
      5.2     For the purposes of sub-rule 5.1 above, a person shall be deemed to have obtained control of the Company if he and others acting in concert with him have together obtained control of it.
      5.3     If a compromise or arrangement is effected for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, or if the Company passes a resolution for voluntary winding up, the Board shall forthwith notify every Participant thereof and, subject to sub-rules 4.3, 4.4, 4.7 and 4.8 above, any option may be exercised within one month of the notification, but to the extent that it is not exercised within that period shall (notwithstanding any other provision of this Scheme) lapse on the expiration of that period.
      5.4     If any company (“the acquiring company”):-

5.4.1 obtains control of the Company as a result of making-

(a) a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the acquiring company will have control of the Company, or

(b) a general offer to acquire all the shares in the Company which are of the same class as the shares which may be acquired by the exercise of options granted under this Scheme,

any Participant may at any time within the appropriate period (which expression shall be construed in accordance with paragraph 15(2) of Schedule 9), by agreement with the acquiring company, release any option which has not lapsed (“the old option”) in consideration of the grant to him of an option (“the new option”) which (for the purposes of that paragraph) is equivalent to the old option but relates to shares in a different company (whether the acquiring company itself or some other company falling within paragraph 10(b) or (c) of Schedule 9).
      5.5     The new option shall not be regarded for the purposes of sub-rule 5.4 above as equivalent to the old option unless the conditions set out in paragraph 15(3) of Schedule 9 are satisfied, but so that the provisions of this Scheme shall for this purpose be construed as if:-

5.5.1 the new option were an option granted under this Scheme at the same time as the old option;

5.5.2 except for the purposes of the definitions of “Participating Company” and “Subsidiary” in sub-rule 1.1 and sub-rules 4.4.2, 4.5 and 4.9 above, the expression “the Company” were defined as “a company whose shares may be acquired by the exercise of options granted under this Scheme”;

5.5.3 the Savings Contract made in connection with the old option had been made in connection with the new option; and

      5.5.4     the Bonus Date in relation to the new option were the same as that in relation to the old option.

6.	VARIATION OF CAPITAL
      6.1     Subject to sub-rule 6.3 below, in the event of any variation of the share capital of the Company, the Board may make such adjustments as it considers appropriate under sub-rule 6.2 below.
      6.2     An adjustment made under this sub-rule shall be to one or more of the following:-

6.2.1 the price at which shares may be acquired by the exercise of any option;

6.2.2 where any option has been exercised but no shares have been allotted or transferred pursuant to the exercise, the price at which they may be acquired.
      6.3     At a time when this Scheme is approved by the Inland Revenue under Schedule 9, no adjustment under sub-rule 6.2 above shall be made without the prior approval of the Inland Revenue.
      6.4     An adjustment under sub-rule 6.2 above may have the effect of reducing the price at which shares may be acquired by the exercise of an option to less than their nominal value, but only if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the shares in respect of which the option is exercised exceeds the price at which the shares may be subscribed for and to apply that sum in paying up that amount on the shares; and so that on the exercise of any option in respect of which such a reduction shall have been made the Board shall capitalise that sum (if any) and apply it in paying up that amount.

7.	ALTERATIONS
      The Board may at any time alter this Scheme, provided that no alteration shall be made at a time when this Scheme is approved by the Inland Revenue under Schedule 9 without the prior approval of the Inland Revenue.

8.	MISCELLANEOUS
      8.1     The rights and obligations of any individual under the terms of his office or employment with the Company or a Subsidiary shall not be affected by his participation in this Scheme or any right which he may have to participate in it, and an individual who participates in it shall waive all and any rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any option as a result of such termination.
      8.2     In the event of any dispute or disagreement as to the interpretation of this Scheme, or as to any question or right arising from or related to this Scheme, the decision of the Board shall be final and binding upon all persons.
      8.3     The Company and any Subsidiary may provide money to the trustees of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Scheme, or enter into any guarantee or indemnity for those purposes, to the extent permitted by any applicable laws.
      8.4     Any notice or other communication under or in connection with this Scheme may be given by personal delivery or by sending it by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of the Company or a Subsidiary, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment.

CLIFFORD CHANCE
200 Aldersgate Street
London EC1A 4JJ

CRAWFORD & COMPANY
PROXY
Annual Meeting of Shareholders To Be Held May 2, 2006. This Proxy is Solicited by the Board of Directors.
The undersigned hereby appoints T. W. Crawford, J. F. Giblin and A. W. Nelson, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Class B Common Stock of Crawford & Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Crawford & Company to be held in the Home Office Building of Crawford & Company, 5620 Glenridge Drive, N.E., Atlanta, Georgia on May 2, 2006 at 2:00 P.M., and at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of Annual Meeting and Proxy Statement and upon any other business that may properly come before the meeting or any adjournment or postponement thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting. Said proxies are directed to vote on the matters described in the accompanying Proxy Statement as follows, and otherwise in their discretion:
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3
1. Proposal to elect the nine (9) nominees listed below as Directors (except as indicated to the contrary below).

☐ FOR all nominees listed below (except as indicated to the contrary)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES: J. H. Lanier, J. C. Crawford, L. L. Prince, E. J. Wood, III, C. H. Ridley, R. T Johnson, J. D. Edwards, T. W. Crawford, and P. G. Benson.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the name of nominee in the space provided below)

2. Proposal to authorize increase by 500,000 shares of Class A Common Stock available for issuance under the Crawford & Company U.K. Sharesave Scheme.
☐ FOR       ☐ AGAINST       ☐ ABSTAIN
3. Proposal to approve the ratification of Ernst & Young LLP as the independent auditors of the Company for the 2006 fiscal year.
☐ FOR       ☐ AGAINST       ☐ ABSTAIN
THIS PROXY WILL BE VOTED AS DIRECTED ABOVE, OR IF NO DIRECTION IS INDICATED,
WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS AS SET FORTH ABOVE.
    The undersigned acknowledges receipt with this Proxy of a copy of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated March 28, 2006.

Dated: ______________________________, 2006

Signature of Shareholder

IMPORTANT: Please date this Proxy and sign exactly as your name or names appear hereon. If shares are held jointly, signatures should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity, please give your full title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.